Pricing Supplement dated May 29, 2009
             to the Product Prospectus Supplement dated May 7, 2009,
                    the Prospectus dated January 5, 2007 and
                the Prospectus Supplement dated February 28, 2007

  [RBC LOGO]                  $3,000,000

                              Royal Bank of Canada

                              Bullish Enhanced Return Notes
                              Linked to the iShares(R) Dow Jones U.S. Real
                              Estate Index Fund, due January 4, 2010


     Royal Bank of Canada is offering the Bullish Enhanced Return Notes (the "Notes") linked to the performance of the Reference Asset named below. The prospectus dated January 5, 2007, the prospectus supplement dated February 28, 2007 and the product prospectus supplement dated May 7, 2009 describe terms that will apply generally to the Notes, including any Notes you purchase. Capitalized terms used but not defined in this pricing supplement shall have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control. The Notes vary from the notes described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.

Issuer:                    Royal Bank of Canada ("Royal Bank")

Issue:                     Senior Global Medium-Term Notes, Series C

Underwriter:               RBC Capital Markets Corporation

Reference Asset:           iShares(R) Dow Jones U.S. Real Estate Index Fund (the
                           "Index Fund")

Bloomberg Ticker:          IYR

Currency:                  U.S. Dollars

Minimum Investment:        $1,000, and $1,000 increments in excess thereof (the
                           "Principal Amount")

Pricing Date:              May 29, 2009

Issuance Date:             June 4, 2009

Initial Level:             33.75

Leverage Factor:           300%

CUSIP:                     78008G2E1

Observation Dates:         Inapplicable

Automatic Call:            Inapplicable

Payment at Maturity (if    Payment at maturity will be based on the performance
held to maturity):         of the Reference Asset and will be calculated in the
                           following manner:

                           If, at maturity, the Final Level is greater than or equal to the Initial Level, then the investor will receive an amount equal to the lesser of:

                             1.  Principal Amount + (Principal Amount x
                                 Percentage Change x Leverage Factor); and
                             2.  Maximum Redemption Amount

                           If the Final Level is less than the Initial Level the investor will receive a cash payment equal to:

                                    Principal Amount + (Principal Amount x
                                               Percentage Change)

Percentage Change:         The Percentage Change, expressed as a percentage, is
                           calculated using the following formula:

                                         Final Level - Initial Level
                                         ---------------------------
                                                 Initial Level

Final Valuation Date:      December 28, 2009, subject to extension for market
                           and other disruptions

Maturity Date:             January 4, 2010, subject to extension for market and
                           other disruptions

Term:                      Approximately seven (7) months

Final Level:               The closing level of the Reference Asset on the Final
                           Valuation Date

Buffer:                    Inapplicable

Downside Multiplier:       Inapplicable

Buffer Percentage:         Inapplicable

Buffer Level:              Inapplicable

Maximum Redemption         139% multiplied by the Principal Amount
Amount (Cap):

Principal at Risk:         These Notes are NOT principal protected. Investors in
                           these Notes may lose up to their entire Principal
                           Amount at maturity if there is a decrease in the Reference Asset level from the Pricing Date to the Final Valuation Date.

U.S. Tax Treatment:        The United States federal income tax consequences of
                           your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described in the following sentence. By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Notes as a prepaid cash-settled derivative contract for U.S.
                           federal income tax purposes.

Secondary Market:          RBC Capital Markets Corporation (or one of its
                           affiliates), though not obligated to do so, plans to maintain a secondary market in the Notes after the Settlement Date. The amount that investors may receive upon sale of their Notes prior to maturity may be less than the principal amount of their Notes.

Listing: The Notes will not be listed on any securities exchange or quotation system.

Clearance and              DTC global (including through its indirect
Settlement:                participants Euroclear and Clearstream, Luxembourg as
                           described under "Description of Debt Securities --
                           Ownership and Book-Entry Issuance" in the accompanying prospectus).

Terms Incorporated in      All of the terms appearing above the item captioned
 the Master Note:          "Secondary Market" on the cover page of this pricing
                           supplement and the terms appearing under the caption
                           "General Terms of the Notes" in the product prospectus supplement dated May 7, 2009, as modified by this pricing supplement.


Investing in the Notes involves a number of risks. See "Risk Factors" beginning on page S-1 of the prospectus supplement dated February 28, 2007 and "Additional Risk Factors Specific To Your Notes" beginning on page PS-4 of the product prospectus supplement dated May 7, 2009.

The Notes will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense. The Notes are not offered or sold and will not be offered or sold in Hong Kong, other than (i) to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or (ii) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or
(iii) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance.

No advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted top do so under the securities laws of Hong Kong) will be issued other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.


                                                                                              Per Note           Total
                                                                                              --------           -----
Price to public.......................................................................     100%             $3,000,000
Underwriting discounts and commission.................................................     0.625%           $18,750
Proceeds to Royal Bank................................................................     99.375%          $2,981,250


  The price at which you purchase the Notes includes hedging costs and profits that Royal Bank or its affiliates expect to incur or realize. These costs and profits will reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the value of your Notes on the issue date.

RBC Capital Markets Corporation, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, received a commission of $6.25 per $1,000 principal amount note and used a portion of that commission to allow selling concessions to other dealers of $6.25 per $1,000 principal amount note. The price of the notes also included a profit of $8.35 per $1,000 principal amount earned by Royal Bank of Canada in hedging its exposure under the notes. The total of the commission received by RBCCM, which includes concessions to be allowed to other dealers, and the hedging profits of Royal Bank of Canada, was $14.60 per $1,000 principal amount note.

We may use this pricing supplement in the initial sale of the Notes. In addition, RBC Capital Markets Corporation or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after its initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

                         ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated January 5, 2007, as supplemented by the prospectus supplement dated February 28, 2007 and the product prospectus supplement dated May 7, 2009, relating to our Senior Global Medium-Term Notes, Series C, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Risk Factors" in the prospectus supplement dated February 28, 2007 and "Additional Risk Factors Specific to Your Notes" in the product prospectus supplement dated May 7, 2009, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated January 5, 2007:
http://www.sec.gov/Archives/edgar/data/1000275/000090956707000025/
o34295e424b3.htm

Prospectus Supplement dated February 28, 2007:
http://www.sec.gov/Archives/edgar/data/1000275/000090956707000285/
o35030e424b3.htm

Product Prospectus Supplement dated May 7, 2009:
http://www.sec.gov/Archives/edgar/data/1000275/000121465909001144/
a5694424b5.txt

Our SEC file number is 333-139359. As used in this pricing supplement, the "Company," "we," "us," or "our" refers to Royal Bank of Canada.

                              Hypothetical Returns

The examples set out below are included for illustration purposes only. The levels of the Reference Asset used to illustrate the calculation of the Percentage Change are not estimates or forecasts of the Initial Level and Final Level (each as defined in "Payment Under the Notes-- Calculation of Percentage Change") on which the calculation of the Percentage Change will depend. All examples assume that a holder has purchased Notes with an aggregate Principal Amount of $1,000, a Leverage Factor of 300%, a Maximum Redemption Amount of 139% and that no market disruption event has occurred.


Example 1--    Calculation of the Payment at Maturity where the Final Level is greater than its Initial Level.
               Percentage Change:       10%
               Payment at Maturity:     $1,000 + ($1,000 x 10% x 300%) = $1,000
                                        + $300 = $1,300
               On a $1,000 investment, a 10% Percentage Change results in a Payment at Maturity of $1,300, a 30% return on the Notes.



Example 2--    Calculation of the Payment at Maturity where the Final Level is less than the Initial Level.
               Percentage Change:       -10%
               Payment at Maturity:     $1,000 + ($1,000 x -10%) = $1,000 - $100
                                        = $900
               On a $1,000 investment, a -10% Percentage Change results in a Payment at Maturity of $900, a -10% return on the Notes.



Example 3--    Calculation of the Payment at Maturity where the Final Level is greater than its Initial Level (and the Payment at Maturity is subject to the Maximum Redemption Amount).
               Percentage Change:       20%
               Payment at Maturity:     $1,000 + ($1,000 x (20% x 300%) = $1,000
                                        + $600 = $1,600 however, the Maximum
                                        Redemption Amount is $1,390
               On a $1,000 investment, a 20% Percentage Change results in a Payment at Maturity of $1,390, a 39% return on the Notes.

              Additional Information Regarding the Reference Asset

The iShares(R) Dow Jones U.S. Real Estate Index Fund (the "Index Fund")

We have derived the following information from publicly available documents published by the iShares(R) Trust ("iShares"), a registered investment company. We make no representation or warranty as to the accuracy or completeness of the following information. We are not affiliated with the Index Fund and the Index Fund will have no obligations with respect to the notes. This pricing supplement relates only to the notes and does not relate to the shares of the Index Fund or securities in the Dow Jones U.S. Real Estate Index SM (the "Underlying Index"). We have not and will not participate in the preparation of the publicly available documents described below. We have not made any due diligence inquiry with respect to the Index Fund in connection with the offering of the notes. There can be no assurance that all events occurring prior to the date of this pricing supplement, including events that would affect the accuracy or completeness of the publicly available documents described below, that would affect the trading price of the shares of the Index Fund have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Index Fund could affect the value of the shares of the Index Fund on the Final Valuation Date and therefore could affect your investment return on the notes.

iShares consists of numerous separate investment portfolios, including the Index Fund. The Index Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Underlying Index. The Index Fund typically earns income dividends from securities included in the Underlying Index. These amounts, net of expenses and taxes (if applicable), are passed along to the Index Fund's shareholders as "ordinary income." In addition, the Index Fund realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as "capital gain distributions." However, because your notes are linked only to the share price of the Index Fund, you will not be entitled to receive income, dividend, or capital gain distributions from the Index Fund or any equivalent payments. The Index Fund currently has an expense ratio of approximately 0.48% per year.

Information provided to or filed with the Securities and Exchange Commission ("SEC") by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located at the SEC's facilities or through the SEC's Website by reference to SEC file numbers 333-92935 and 811-09729, respectively. We make no representation or warranty as to the accuracy or completeness of the information or reports.

The selection of the Index Fund is not a recommendation to buy or sell the shares of the Index Fund. Neither we nor any of our affiliates make any representation to you as to the performance of the shares of the Index Fund.

The shares of the Index Fund trade on the NYSE Arca under the symbol "IYR".

The Dow Jones U.S. Real Estate IndexSM

All disclosure contained in this pricing supplement regarding the Underlying Index, including, without limitation, its make-up, method of calculation and changes in its components has been derived from publicly available information. Such information reflects the policies of, and is subject to change by, Dow Jones & Company, Inc. ("Dow Jones"). The Underlying Index is calculated, maintained, and published by Dow Jones. We have not independently verified the accuracy or completeness of that information.

The Underlying Index is a float-adjusted capitalization-weighted, real-time index that measures the performance of the real estate sector of the U.S. securities market. Component companies consist of Real Estate Investment Trusts ("REITs"), and other companies that invest directly or indirectly in real estate through development, management, or ownership, including property agencies. REIT prices are used as proxies for market valuations of U.S. commercial property such as hotels, office buildings, industrial sites, shopping centers, and apartment complexes, as well as markers for changing trends in leasing rates and movements in commercial real estate valuations.

The Underlying Index is one of the economic sectors that make up the Dow Jones U.S. IndexSM, a broad-based but investable measure of the U.S. stock market, which aims to represent the top 95% of U.S. companies based on float-adjusted market capitalization, excluding the very smallest and least-liquid stocks. The Dow Jones U.S. Index is part of the Dow Jones Global Indexes, which is a benchmark family of indices that follows stocks from 46 countries as of June 2007. It is a market capitalization-weighted index, adjusted for free-float shares and calculated on a price and total return basis.

Composition and Maintenance

Defining the Index Universe: The Underlying Index component candidates must trade on the major U.S. stock exchanges and must be common shares or other securities that have the characteristics of common equities. All classes of common shares, both fully and partially paid, are eligible. Fixed-dividend shares and securities such as convertible notes, warrants, rights, mutual funds, unit investment trusts, closed-end fund shares, and shares in limited partnerships are not eligible. Temporary issues arising from corporate actions, such as "when-issued" shares, are considered on a case-by-case basis when necessary to maintain continuity in a company's index membership. REITs also are eligible. Multiple classes of shares are included if each issue, on its own merit, meets the other eligibility criteria. Securities that have had more than ten nontrading days during the past quarter are excluded.

Stock Selection: The Underlying Index universe is sorted by float-adjusted market capitalization and the stocks in the top 95% are selected as components of the Dow Jones U.S. Index, skipping stocks that fall within the bottom 1% of the universe by free-float market capitalization and within the bottom .01% of the universe by turnover. To be included in the Underlying Index, the issuer of the component securities must be classified in the Real Estate Sector of industry classifications as maintained by the Industry Classification Benchmark ("ICB").

Review Process: The Underlying Index is reviewed by Dow Jones on a quarterly basis. Shares outstanding totals for component stocks are updated during the quarterly review. However, if the number of outstanding shares for an Underlying Index component changes by more than 10% due to a corporate action, the shares total will be adjusted immediately after the close of trading on the date of the event. Whenever possible, Dow Jones will announce the change at least two business days prior to its implementation. Changes in shares outstanding due to stock dividends, splits, and other corporate actions also are adjusted immediately after the close of trading on the day they become effective. Quarterly reviews are implemented during March, June, September, and December. Both component changes and share changes become effective at the opening on the first Monday after the third Friday of the review month. Changes to the Underlying Index are implemented after the official closing values have been established. All adjustments are made before the start of the next trading day. Constituent changes that result from the periodic review will be announced at least two business days prior to the implementation date.

In addition to the scheduled quarterly review, the Underlying Index is reviewed on an ongoing basis. Changes in the Underlying Index composition and related weight adjustments are necessary whenever there are extraordinary events such as delistings, bankruptcies, mergers, or takeovers involving index components. In these cases, each event will be taken into account as soon as it is effective. Whenever possible, the changes in the Underlying Index components will be announced at least two business days prior to their implementation date. In the event that a component no longer meets the eligibility requirements, it will be removed from the Underlying Index.

Background on the ICB

ICB, a joint classification system launched by FTSE Group and Dow Jones Indexes, is a detailed and comprehensive structure for sector and industry analysis, facilitating the comparison of companies across four levels of classification and national boundaries. The system allocates companies to the subsector whose definition most closely describes the nature of its business. The nature of a company's business is determined by its source of revenue or where it constitutes the majority of revenue. As of March 2008, ICB classifies the component stocks into groups of 10 industries, 19 supersectors, 41 sectors, and 114 subsectors. The Real Estate supersector is composed of two sectors, the Real Estate Investment & Services sector and the Real Estate Investment Trusts sector, both of which contain subsectors. The Real Estate Investment & Services sector consists of the Real Estate Holding & Development subsector, which consists of companies that invest directly or indirectly in real estate through development, investment, or ownership, excluding REITs, and the Real Estate Services subsector, which includes companies that provide services to real estate companies but do not own properties themselves. The Real Estate Investment Trusts sector consists of the following subsectors: Industrial & Office REITs, Retail REITs, Residential REITs, Diversified REITs, Specialty REITs, Mortgage REITs, and Hotel & Lodging REITs.

Proposed Acquisition by CVC Capital Partners Group

On April 9, 2009, Barclays PLC ("Barclays") announced that it entered into an agreement to sell its iShares business to an entity controlled by CVC Capital Partners Group ("CVC"). The closing of the transaction is subject to various conditions, including obtaining regulatory approvals and shareholder approvals, and is expected to occur in several stages. The initial closing is expected to take place in the third quarter of 2009. Under the terms of the agreement, Barclays may also solicit and consider proposals to purchase iShares and potentially other related businesses from parties other than CVC or its affiliates.

Barclays and CVC have indicated that the proposed transaction is not expected to have any impact on the exchange traded funds provided by iShares (which include the Index Fund) or the shareholders of the exchange traded funds. However, we cannot assure you that there will not be any changes to the Index Fund during the term of the notes.

Historical Information

The graph below sets forth the historical performance of the Reference Asset. In addition, below the graph is a table setting forth the intra-day high, intra-day low and period-end closing levels of the Reference Asset. The information provided in this table is for the four calendar quarters of 2006, 2007, 2008, the first quarter of 2009 as well as for the period from April 1, 2009 through May 29, 2009.

We obtained the information regarding the historical performance of the Reference Asset in the chart below from Bloomberg Financial Markets and Factset Research Systems Inc.

We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets and Factset Research Systems Inc. The historical performance of the Reference Asset should not be taken as an indication of future performance, and no assurance can be given as to the level of the Reference Asset on the Final Valuation Date. We cannot give you assurance that the performance of the Reference Asset will result in any return in addition to your initial investment.

               iShares Dow Jones U.S. Real Estate Index Fund (IYR)
                                (Jun-00 - Jun-08)
                                 [CHART OMITTED]



   Period-          Period-End          High Intra-Day              Low Intra-Day Price        Period-End Closing
  Start Date           Date              Price of the                of the Reference        Price of the Reference
                                       Reference Stock in              Stock in ($)               Stock in ($)
                                              ($)
  ----------           ----                   ---                      ------------               ------------
   1/1/2006          3/31/2006               73.7998                     62.9197                    72.75
   4/1/2006          6/30/2006               72.9282                     65.9006                    70.6719
   7/1/2006          9/29/2006               78.1111                     70.4735                    76.6701
  9/30/2006         12/29/2006               86.757                      76.0639                    83.35

   1/1/2007          3/30/2007               94.99                       82.01                      85.24
  3/31/2007          6/29/2007               88.72                       76.11                      77.42
  6/30/2007          9/28/2007               80.95                       66.7                       76.47
  9/29/2007         12/31/2007               81.03                       64.01                      65.7

   1/1/2008          3/31/2008               68.74                       56.74                      65.1
   4/1/2008          6/30/2008               71.76                       60.24                      60.8
   7/1/2008          9/30/2008               77.48                       55.17                      61.95
  10/1/2008         12/31/2008               61.17                       23.51                      37.23

   1/1/2009          3/31/2009               37.66                       20.98                      25.46
   4/1/2009          5/29/2009               35.08                       24.74                      33.75


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

This pricing supplement relates only to the Notes offered hereby and do not relate to the Index Fund. We have derived all disclosures contained in these pricing supplement regarding iShares from the publicly available documents described in the preceding paragraphs under the headings The iShares(R) Dow Jones U.S. Real Estate Index Fund (the "Index Fund"). In connection with the offering of the Notes, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares or the Index Fund. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding iShares or the Index Fund is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraphs under the heading "The iShares(R) Dow Jones U.S. Real Estate Index Fund") that would affect the trading price of the Index Fund (and therefore the price of the Index Fund at the time we price the Notes) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares or the Index Fund could affect the value received at maturity with respect to the Notes and therefore the trading prices of the Notes. Neither we nor any of our affiliates makes any representation to you as to the performance of the Index Fund.

We and/or our affiliates may presently or from time to time engage in business with iShares. In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the Index Fund. The statements in the preceding two sentences are not intended to affect the rights of investors in the Notes under the securities laws. As a prospective purchaser of the Notes, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment in the Index Fund.

iShares(R) is a registered trademark of Barclays Global Investors, N.A. ("BGI"). The Notes are not sponsored, endorsed, sold, or promoted by BGI. BGI makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

                        SUPPLEMENTAL PLAN OF DISTRIBUTION

We expect that delivery of the Notes will be made against payment for the Notes on or about June 4, 2009, which is the fourth business day following the Pricing Date (this settlement cycle being referred to as "T+4"). See "Plan of Distribution" in the prospectus supplement dated February 28, 2007.

     No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this pricing supplement or the accompanying prospectus, prospectus supplement or product prospectus supplement and, if given or made, such information or representation must not be relied upon as having been authorized by Royal Bank of Canada or the Underwriter. This pricing supplement, the accompanying prospectus, prospectus supplement and product prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this pricing supplement nor do they constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this pricing supplement, the accompanying prospectus, prospectus supplement and product prospectus supplement at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.


                                   $3,000,000

                                   [RBC LOGO]


                              Royal Bank of Canada

                          Bullish Enhanced Return Notes

       Linked to the iShares(R) Dow Jones U.S. Real Estate Index Fund, due
                                 January 4, 2010


                                  May 29, 2009